Exhibit 10.53


                             FINAL MERGER AGREEMENT
               PEN INTERCONNECT, INC./ THE AUTOMATIC ANSWER, INC.
                                October 23, 2001

This final merger agreement between Pen Interconnect, Inc (Pen) and The Automatic Answer, (tAA) is being consummated by both parties this 23rd day of October 2001. This agreement is in reference to "The Agreement to Acquire Shares", (definitive agreement) signed by both parties on April 13th, 2001. Whereas Pen is a public Utah company and tAA is a private California company and both parties have completed their respective due-diligence reviews with positive results and the representations and warranties brought up in the definitive agreement having been met as defined below, it is now time for both parties who are in agreement to complete the merger.

     CONSIDERATION

     There were two options for completing the merger, the greater of: (1) Pen was to issue 67% of its stock to tAA in exchange for 100% of their stock, or (2) $10 million of common stock using the average closing market price from the 20 days prior to the Closing. Item (2) was the greater of the two and the average price of the stock was $0.0245/share. This divided into $10 mil is equal to 408,163,265 shares, which are to be issued to tAA and will be unregistered unless otherwise noted.

However, because Pen only has 500 million shares available, it has been agreed that the tAA preferred shareholders and most of the debt holders will each receive new classes of Pen Preferred shares (C & D) with a conversion rate as defined in the schedule "Distribution of PENC Shares to tAA". Both classes of Pen Preferred shares (C & D) will have demand registration rights upon their conversion. The Pen Preferred shares Class C may not be converted to common shares for a period of at least 3 months. The Pen Preferred shares Class D may not be converted to common shares for a period of at least 12 months. Pen will commence immediately, upon receipt of the tAA shareholder list, to cause the new Amanda common shares to be issued by its transfer agent. Before the transfer agent issues a new share to a particular shareholder, the respective tAA issued share, or representation thereof, must be collected.

It is also agreed that there will be an early limited registration of certain shares as defined in the schedule "Distribution of PENC Shares to tAA" based on prior agreements as defined in the definitive agreement.

Pen's present preferred shareholders, warrant holders and option holders will be allowed to keep their interests in those vehicles and allowed to convert to common shares and a timely registration of such shares will be provided when ever they desire as long as there are unissued shares available.

Peter Benz will be issued up to 50 million shares for his work in providing the initial financing to the two companies and providing the ongoing financing package. The board must review the agreement and the past financing and assistance provided by Peter to insure that the shares to be issued are in accordance with every one's understanding. His shares will also be under rule 144, i.e. not registered.

The board will need to cause a reverse split of the shares within 120 days to allow for the preferred shareholders to convert their shares to common shares.

     It is understood that if the average share price for the next 60 days falls below the $0.0245/ share price, then additional shares will be issued to the previous tAA common shareholders, preferred shareholders, and debt holders, to cause the $10 million price to be upheld. Furthermore, should the shares distributed to tAA fall below 67% of the total issued Pen shares due to any of Pen's present conversion instruments (including, but not limited to preferred shareholders, warrant holders, option holders, and debentures) converting to common shares, then additional shares will be issued to the previous tAA common shareholders only (not the preferred shareholders or debt holders) to cause the 67% distribution to be upheld.

     CLOSING

By definition in the definitive agreement this closing, although being completed on the 23rd of the month, will be effective as of the 30th of September 2001. For accounting purposes it will be deemed consummated as of 11:59 PM on the effective date. The closing will be consummated by the exchange of completed signature pages.

TAA confirms that it has provided the items as defined in item 2.2, a-d as defined in the definitive agreement and as per the attached schedule.

Pen confirms that it has provided the items as defined in item 2.3, a-e as defined in the definitive agreement and as per the attached schedule.

     REPRESENTATIONS  AND  WARRANTS

     Pen  represents  that  it has provided the information as requested in item
3.1  through  3.16  as  attached  in  a  separate  schedule.

TAA represents that it has provided the information as requested in item 4.1 through 4.7 as attached in a separate schedule.

     COVENANTS

     Pen and tAA confirm that they have abided by the established covenants and agreements per the attached schedules.

CONDITIONS  PRECEDENT  TO  OBLIGATIONS  OF  TAA  AND  PEN

     The obligations of tAA to consummate the transactions contemplated in this agreement have been fulfilled except as noted in attached exhibits.

     The obligations of Pen to consummate the transactions contemplated in this agreement have been fulfilled except as noted in the attached exhibits.

                                  MISCELLANEOUS

This is the entire agreement, which also includes the definitive agreement as referenced hereinabove. The laws of the state of California will govern this agreement.


The  Automatic  Answer,  Inc.  (tAA)

By:  /s/  David  Woo

Its:  CEO  Chairman

Dated:  ________________________


Pen  Interconnect  Inc.  (Pen)

By:  /s/  Steve  Fryer

Its:  CEO

Dated:  ________________________